CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 18th day of February, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the owner of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Two Million, Two Hundred Thousand U.S. Dollars ($2,200,000) (the "***Purchase Price***"). The "***Closing Date***" shall mean the date upon which Seller receives the Purchase Price in full and cleared funds. The full Purchase Price shall be paid no later than ninety (90) days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Nathan Krasnick on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller. Agent and Buyer are solely responsible for any and all sales and use taxes, VAT, and customs duties, tariffs, and fees due in connection with Buyer's purchase of the Work and Agent and Buyer do hereby agree to indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Seller arising by reason of, or in connection with the non-payment of such sales and use taxes, VAT, and customs duties, tariffs, and fees.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, as owner of the Work, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller, as owner, is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is and shall be upon inspection of the Work by Buyer and at the Closing Date, substantially in the same condition reflected in the condition report attached hereto as Exhibit A (the "***Condition Report***").

3.1.7. During Seller's ownership of the Work, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

3.3. Other than as specifically represented and warranted under this Purchase Agreement, Agent on behalf of Buyer is purchasing the Work "AS IS," without any representations or warranties, express or implied, including without limitation, representations or warranties as to value, condition, quality, rarity, importance, provenance, exhibitions, literature or historical relevance. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including the transfer of the Work to an affiliate entity of Agent or Buyer, but not to subsequent persons or entities who may acquire an interest in or to the Work once Buyer has both sold and transferred title to the Work to a third-party. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer, following Seller's receipt of the Purchase Price in full and cleared funds. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.4 Agent and Buyer do hereby agree to indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Seller arising by reason of, or in connection with the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement.

3.5 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company in securitization of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. CARE OF THE WORK.

4.1. The Work is currently located Seller's New York premises and shall remain there until the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below). Seller shall not otherwise relocate the Work without written notice to Agent.

4.2. Seller agrees to ensure an appropriate environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy subject to standard exclusions for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer upon Seller's delivery and Buyer's acceptance of the Work, following Buyer's inspection in accordance with Section 9 at the Delivery Location. On the Closing Date, following Seller's receipt of payment of the Purchase Price in full and cleared funds, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage for the Work and naming Buyer as an additional insured and a "loss payee". Notwithstanding anything to the contrary in this Purchase Agreement, in the event of any loss or damage to the Work, Agent agrees that Agent's and Buyer's sole remedy, to the exclusion of any other remedy available under the law, shall be payment for such loss or damage in the amount determined by Seller's insurance provider, and, upon Buyer's receipt of such amount, Agent and Buyer shall irrevocably release and discharge Seller and Seller's principals, shareholders, officers, affiliates, employees, shippers, insurers and agents, on Agent's and Buyer's behalf, and on behalf of any insurer Agent or Buyer may have, from all liability for loss or damage to the Work resulting from any cause whatsoever.

6. TITLE. On the Closing Date, subject only to Agent's payment, and Seller's receipt, of the full Purchase Price in accordance with this Purchase Agreement, Seller shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of securities, without offering Agent first option, such option to expire two (2) business days following Seller's delivery of email notification of the option and artwork to Agent.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from its current location to the Delivery Location and for insuring the Work until risk of loss transfers to Buyer in accordance with Section 5. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from its current location to the Delivery Location pursuant to this Purchase Agreement, provided that Agent will be notified of the fine art shipper and all storage, shipping and packing costs prior to incurrence (an email shall suffice).

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement.

9. INSPECTION. Agent on behalf of Buyer inspected the Work at the Seller's premises on February 7, 2022. When the Work is delivered to the Delivery Location, UOVO shall be entitled to inspect the Work at Agent's expense to confirm the condition of the Work substantially matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), (x) Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller, Agent and Buyer may not assign their benefits and obligations under this Purchase Agreement without the prior written consent of the other parties hereto. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: HEAD OF ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: ______________, 2022

Sold by:		("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Keith Haring	(the "Work")
Title:		
Medium:		
Size:		
Date:		
Subtotal:	$2,200,000	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$2,200,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Buyer's agent, Masterworks Gallery, LLC, dated February 18, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS:

February 18, 2022

Masterworks Gallery, LLC as agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
29th Floor
New York, NY 10281

Ship to:
Masterworks c/o Uovo
101 Lake Drive
Newark, DE 19702

INVOICE

[redacted] $ 2,200,000.00

TOTAL DUE **$ 2,200,000.00**

Payment due on or before May 19, 2022.

Title does not pass until payment in full has been received.

Payment of any applicable sales and use tax is the responsibility of the purchaser.
Please ensure that the party settling the invoice is the same as listed on the invoice.

The purchaser has taken such steps and implemented such policies as are reasonably necessary to ensure its compliance with all applicable banking, anti-money laundering and currency transfer laws and regulations of the United States. No funds or other assets of the purchaser used for this purchase constitute property of or are beneficially owned by any person, entity, or government subject to trade restrictions or sanctions imposed by any agency of the United States Government.

PAYMENT MAY BE WIRED TO:
Bank:
Swift Code:
ABA #
Account Name:
Account #
Bank Contact:

****To ensure the security of payment, please call [***] to confirm the wire instructions verbally before sending payment.***